Exhibit 99.1

Dollar Tree, Inc. Reports Results for the First Quarter Fiscal 2022

~ Diluted Earnings per Share Increased 48.1% to a First Quarter Company Record of $2.37 ~
~ Consolidated Net Sales Increased 6.5% to $6.90 Billion ~
~ Same-Store Sales: Enterprise +4.4%; Dollar Tree +11.2%; Family Dollar -2.8% ~
~ Company Updates Fiscal 2022 Earnings per Share Guidance Range to $7.80 to $8.20 ~
~ Company Making Strategic Investments Designed to Enhance Long-Term, Sustainable Growth ~

CHESAPEAKE, Va.--May 26, 2022--Dollar Tree, Inc. (NASDAQ: DLTR) today reported financial results for its first quarter ended April 30, 2022.

“The team delivered a solid start to the year – with a 6.5% top-line sales expansion, a 19.2% lift to gross profit, and a 48.1% increase to earnings per share. During the quarter, the Dollar Tree team successfully completed its conversion to the $1.25 price point, contributing to both sales and margin improvements. Shoppers are responding favorably as the new, greater value products hit our shelves,” stated Michael Witynski, President and Chief Executive Officer. “Importantly, other key strategic initiatives, including the expansion of the $3 and $5 Plus assortment in Dollar Tree stores, as well as our Combo Stores and H2 Renovations at Family Dollar are working. Today, we will outline the types of additional strategic investments we will make over the next several years that are designed to position the Company for profitable growth with attractive returns on capital.”

First Quarter Results

Consolidated net sales increased 6.5% to $6.90 billion from $6.48 billion in the prior year’s first quarter. Enterprise same-store sales increased 4.4%. Comparable store sales for Dollar Tree increased 11.2%. Family Dollar same-store sales decreased 2.8%, as it cycled the significant stimulus dollars released in the prior year’s quarter. For portions of the quarter, approximately 400 Family Dollar stores were temporarily closed due to a product-related recall, which negatively impacted Family Dollar’s quarterly comparable store sales by an estimated 200 basis points.

Gross profit increased 19.2% to $2.34 billion from $1.96 billion in the prior year’s first quarter. Gross margin improved 360 basis points to 33.9%, compared to 30.3% in the prior year’s quarter. This improvement was driven by improved initial mark-on, favorable product mix in the Dollar Tree segment, and leverage on distribution and occupancy costs, partially offset by higher freight costs, unfavorable product mix in the Family Dollar segment, markdowns, and shrink.

Selling, general and administrative expenses were 23.3% of total revenue, compared to 22.3% of total revenue in the prior year's first quarter. The increase was primarily due to costs related to store payroll, the West Memphis distribution center matter, and the reconstitution of the Board of Directors.

Operating income for the quarter increased 40.7% to $731.5 million compared with $519.9 million in the same period last year and operating income margin improved 260 basis points to 10.6%.

Net income increased 43.2% to $536.4 million in the first quarter and diluted earnings per share for the quarter increased 48.1% to a first quarter company record $2.37, compared to $1.60 in the prior year’s quarter.

During the quarter, the Company opened 112 new stores, expanded or relocated 33 stores, and closed 30 stores. Additionally, the Company expanded its multi-price Plus offering into an additional 790 Dollar Tree stores and completed 118 Family Dollar store renovations. Retail selling square footage at quarter-end increased 3.1% from the prior year’s quarter to approximately 129.8 million square feet.

Strategic Investments Designed to Position Company for Long-Term, Sustainable Growth

“Our initiatives are working and providing increased profits and cash flow. We believe now is the ideal time to accelerate investments focused on driving growth through improved associate and shopper experience, while propelling greater efficiencies,” added Mr. Witynski. “We anticipate these multi-year investments will be focused around our associates, our distribution network and supply chain, our pricing and value proposition, and our technology.”

The Company’s strategic investments are expected to include:

Investing in Associates: In today’s retail climate, the Company recognizes the competitive environment for talent. The Company’s investment in its store and distribution center associates and field leadership will be focused on competitive wages, improved store and DC operating standards and enhanced safety. The Company will take a tailored approach to these investments focusing on areas where the most investment is needed.

Investing in Distribution Center Network and Supply Chain: The Company is committed to improving the capabilities and efficiency of its supply chain to enhance store productivity through better in-stock positions. The focus will be on delivering improved safety, conditions and operational standards across its network through use of data, analytics, process improvements and automation.

Investing in Product through Pricing and Value Proposition: On the Family Dollar side of the business, the Company will be investing to ensure it exceeds customer expectations for value, with its product offering being clearly and competitively priced every day. These investments should position Family Dollar for improved performance and long-term success.

Investing in Technology: The Company has recently begun a detailed assessment of its vision for systems infrastructure plans for 2023 and beyond. Among the information technology systems under review are merchandising, supply chain, data analytics, and store systems.

A significant portion of these costs are expected to be capital expenditures over the next few years, and the Company intends to provide more details in the coming quarters as the Company finalizes plans along with estimated costs and anticipated benefits.

Company Outlook

In March, the Company provided its initial outlook for fiscal 2022 diluted earnings per share at a range of $7.60 to $8.00. The following costs, totaling an estimated $0.43 per share, were not included in the Company’s original outlook:

•In the first quarter, $0.13 per share for asset impairment and a product recall related to its West Memphis distribution center;
•For the second quarter, an estimated $0.22 per share for lost sales, freight, merchandise disposal, payroll and legal costs in response to the West Memphis distribution center matter; and
•For 2022, a total of $0.08 per share for stock compensation expense related to an option grant.

Diluted earnings per share for full-year fiscal 2022 are now expected to range from $7.80 to $8.20. Consolidated net sales for the year are now expected to range from $27.76 billion to $28.14 billion compared to the Company’s previously expected range of $27.22 billion to $27.85 billion. The Company expects to deliver a mid-single-digit comparable store sales increase for the year, comprised of a high single-digit increase in the Dollar Tree segment and more or less flat comparable store sales in the Family Dollar segment. Selling square footage is expected to grow by approximately 3.9%.

The Company estimates consolidated net sales for the second quarter of 2022 will range from $6.65 billion to $6.78 billion, based on a low-to-mid single-digit increase in same-store sales for the enterprise. Diluted earnings per share for the quarter are estimated to be in the range of $1.45 to $1.55. This estimate includes approximately $0.24 per share for costs associated with the West Memphis distribution center and stock compensation expense.

While share repurchases are not included in the outlook, the Company had $2.5 billion remaining under its board repurchase authorization as of April 30, 2022.

“We are taking the necessary actions now to position ourselves for accelerated growth in what I view as the most attractive sector in retail, especially in the current economic environment. We will be investing to improve associate and shopper experience, while enhancing operational efficiencies,” Mr. Witynski concluded. “Value and convenience are more important than ever to our shoppers and the communities we serve. We have a robust balance sheet and expect to continue generating a significant amount of cash flow in our business. Our management team and Board are strategically aligned and believe our Company is very well-positioned to deliver long-term, profitable growth.”

Conference Call Information

On Thursday, May 26, 2022, the Company will host a conference call to discuss its earnings results at 9:00 a.m. Eastern Time. The telephone number for the call is 800-289-0720. A recorded version of the call will be available until midnight Wednesday, June 1, 2022, and may be accessed by dialing 888-203-1112. The access code is 9882039. A webcast of the call is accessible through Dollar Tree's website and will remain online through Wednesday, June 1, 2022.

Dollar Tree, a Fortune 200 Company, operated 16,162 stores across 48 states and five Canadian provinces as of April 30, 2022. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as: “believe”, “anticipate”, “expect”, “intend”, “plan”, “view”, “target” or “estimate”, “may”, “will”, “should”, “predict”, “possible”, “potential”, “continue”, “strategy”, and similar expressions. For example, our forward-looking statements include statements regarding our expectations concerning the impact to our business of the $1.25 price point conversion; expansion of the Dollar Tree Plus and other store format initiatives; newly announced strategic investments in associates, supply chain, product assortment and pricing, and technology systems; other key initiatives; the anticipated customer response and the projected impact on operating performance in our Dollar Tree and Family Dollar chains and our enterprise operations, including supply chain; and the impacts associated with our product recall and closure of a distribution center and stock compensations expenses. Forward-looking statements also include our plans relating to new store openings, renovations and square footage growth; our expectations regarding capital expenditures and share repurchases for fiscal 2022; our plans and expectations regarding traffic, store productivity, product assortment, operating performance, return on capital, net sales, same-store sales, cash flow, and diluted earnings per share for the second fiscal quarter and full fiscal year 2022; and our other plans, objectives, expectations (financial and otherwise) and intentions. These statements are subject to risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 15, 2022, our Form 10-Q for the most recently ended fiscal quarter and other filings we make from time to time with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
DLTR-E

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended
	April 30, 2022	May 1, 2021

Net sales	$6,900.1	$6,476.8

Other revenue	2.5	2.9

Total revenue	6,902.6	6,479.7

Cost of sales	4,559.6	4,512.7

Selling, general and administrative expenses	1,611.5	1,447.1
	23.3%	22.3%

Operating income	731.5	519.9
	10.6%	8.0%

Interest expense, net	34.0	33.0

Income before income taxes	697.5	486.9
	10.1%	7.5%

Provision for income taxes	161.1	112.4
Income tax rate	23.1%	23.1%

Net income	$536.4	$374.5
	7.8%	5.8%

Net earnings per share:
Basic	$2.38	$1.61
Weighted average number of shares	225.3	233.2

Diluted	$2.37	$1.60
Weighted average number of shares	226.4	234.4

DOLLAR TREE, INC.
Segment Information
(In millions, except store count)
(Unaudited)

	13 Weeks Ended
	April 30, 2022		May 1, 2021
Net sales:
Dollar Tree	$3,781.8		$3,321.3
Family Dollar	3,118.3		3,155.5
Total net sales	$6,900.1		$6,476.8

Gross profit:
Dollar Tree	$1,534.7	40.6%	$1,118.3	33.7%
Family Dollar	805.8	25.8%	845.8	26.8%
Total gross profit	$2,340.5	33.9%	$1,964.1	30.3%

Operating income (loss):
Dollar Tree	$764.2	20.2%	$400.3	12.1%
Family Dollar	89.5	2.9%	211.4	6.7%
Corporate, support and Other	(122.2)	(1.8%)	(91.8)	(1.4%)
Total operating income	$731.5	10.6%	$519.9	8.0%

	13 Weeks Ended
	April 30, 2022			May 1, 2021
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	8,061	8,016	16,077	7,805	7,880	15,685
New stores	42	70	112	65	41	106
Re-bannered stores (a)	(2)	5	3	—	—	—
Closings	(13)	(17)	(30)	(3)	(16)	(19)
Ending	8,088	8,074	16,162	7,867	7,905	15,772
Selling Square Footage (in millions)	70.0	59.8	129.8	67.9	58.0	125.9
Growth Rate (Square Footage)	3.1%	3.1%	3.1%	4.1%	1.9%	3.1%

(a) Stores are included as re-banners when they close or open, respectively.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	April 30, 2022	January 29, 2022	May 1, 2021

Cash and cash equivalents	$1,218.5	$984.9	$1,473.9
Merchandise inventories	4,801.1	4,367.3	3,604.6
Other current assets	262.7	257.0	226.4
Total current assets	6,282.3	5,609.2	5,304.9

Property, plant and equipment, net	4,514.0	4,477.3	4,182.4
Restricted cash	53.4	53.4	46.9
Operating lease right-of-use assets	6,364.9	6,425.3	6,356.5
Goodwill	1,984.3	1,984.4	1,985.6
Trade name intangible asset	3,100.0	3,100.0	3,100.0
Deferred tax asset	19.3	20.3	24.4
Other assets	54.1	51.9	50.0
Total assets	$22,372.3	$21,721.8	$21,050.7

Current portion of operating lease liabilities	$1,406.7	$1,407.8	$1,355.6
Accounts payable	1,794.1	1,884.2	1,520.7
Income taxes payable	162.8	82.6	169.5
Other current liabilities	926.3	802.0	856.4
Total current liabilities	4,289.9	4,176.6	3,902.2

Long-term debt, net	3,418.1	3,417.0	3,227.8
Operating lease liabilities, long-term	5,087.9	5,145.5	5,099.2
Deferred income taxes, net	1,060.7	987.2	1,035.7
Income taxes payable, long-term	21.2	20.9	23.7
Other liabilities	253.0	256.1	350.8
Total liabilities	14,130.8	14,003.3	13,639.4
Shareholders' equity	8,241.5	7,718.5	7,411.3
Total liabilities and shareholders' equity	$22,372.3	$21,721.8	$21,050.7

The January 29, 2022 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	13 Weeks Ended
	April 30, 2022	May 1, 2021

Cash flows from operating activities:
Net income	$536.4	$374.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	188.9	172.7
Provision for deferred income taxes	74.3	22.0
Stock-based compensation expense	35.8	31.8
Amortization of debt discount and debt-issuance costs	1.1	1.6
Other non-cash adjustments to net income	15.7	1.2
Changes in operating assets and liabilities	(313.7)	(47.6)
Total adjustments	2.1	181.7
Net cash provided by operating activities	538.5	556.2

Cash flows from investing activities:
Capital expenditures	(253.4)	(224.9)
Proceeds from governmental grant	—	2.3
Payments for fixed asset disposition	(2.9)	(0.2)
Net cash used in investing activities	(256.3)	(222.8)

Cash flows from financing activities:
Proceeds from stock issued pursuant to stock-based compensation plans	2.9	4.0
Cash paid for taxes on exercises/vesting of stock-based compensation	(37.8)	(39.3)
Payments for repurchase of stock	(14.2)	(241.3)
Net cash used in financing activities	(49.1)	(276.6)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	0.5	0.4
Net increase in cash, cash equivalents and restricted cash	233.6	57.2
Cash, cash equivalents and restricted cash at beginning of period	1,038.3	1,463.6
Cash, cash equivalents and restricted cash at end of period	$1,271.9	$1,520.8